Exhibit 99.1

Blum Holdings, Inc. Doubles Revenue Potential with Execution of Amended and Restated LOI, Accelerating Acquisition of Premier Northern California Dispensary

DOWNEY, Calif., May 15, 2025 (GLOBE NEWSWIRE) – Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm,” “Blüm Holdings,” “we” or “us”), a California-based publicly traded holding company and cannabis operator, today announced the execution of an Amended and Restated Binding Letter of Intent ("A&R LOI"), as previously disclosed in press releases dated January 21, 2025 and February 4, 2025, to acquire 100% of the issued and outstanding common stock of a licensed retail cannabis operator located in Northern California (the “Target”).

Upon closing, this transaction is expected to generate over $12.0 million in revenue more than doubling Blüm’s annual revenue, significantly strengthening the Company's retail presence and market position in California.

Under the revised terms, total consideration remains $2.0 million, structured as follows:

•

$1.3 million in cash, including the assignment of a previously funded $500,000 senior convertible promissory note, which will be structured as a Seller Note at closing, secured by the Target, with a thirty-month maturity fully amortized at 8% simple interest.

•	$500,000 in common stock of the Company at a revised per-share valuation of $1.15, reflecting a nearly 40% improvement from the original terms.

Additionally, the revised terms include the release of an escrowed payment of $800,000 immediately upon execution of the related Management Services Agreement ("MSA"), granting Blüm immediate operational and economic control of the Target. The parties anticipate executing the MSA promptly. Blüm expects to quickly finalize the definitive Stock Purchase Agreement ("SPA") and related transaction documentation. The final closing remains subject to customary state and municipal regulatory approvals.

The transaction also features structured performance-based earn-outs aligned with specific revenue milestones for the twelve-month period following closing, strategically incentivizing the Target’s management and ensuring alignment with Blüm’s long-term growth and profitability objectives.

"This strategic acquisition marks another significant milestone in our ambitious journey," said Sabas Carrillo, Chief Executive Officer of Blüm Holdings. "We remain relentlessly committed to reshaping the modern cannabis landscape through disciplined growth, operational excellence, and industry-leading profitability. This acquisition not only substantially grows our revenue base, it also accelerates our path to becoming one of the dominant brands in California’s cannabis market. The improved terms reflect our commitment to collaborative partnerships and disciplined capital management, providing clear incentives for sustainable growth."

No assurances can be provided that definitive agreements will be successfully negotiated, executed, or closed, or that necessary regulatory approvals will be obtained.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar. As both a holding company and a marketing platform, Blüm aims to leverage its growing ecosystem to accelerate customer and retail investor acquisition, increase brand awareness, and create value across its portfolio.

For more info, please visit: https://blumholdings.com or follow us on Instagram.

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.